UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 11, 2005

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05. Costs Associated with Exit or Disposal Activities.

On March 11, 2005, Ferro Corporation, in response to adverse market conditions, committed to a restructuring plan to reduce its global overhead cost structure. The plan does not involve asset write-offs or plant closures, and is expected to be completed by the end of calendar year 2005. The restructuring will reduce the overhead cost structure by eliminating or consolidating certain operating and administrative activities. In connection with this action, the Company expects to incur pre-tax expenses of $5 to $6 million, primarily related to severance costs. The Company estimates the plan will result in annual pre-tax savings of approximately $10 million.

Item 7.01. Regulation FD Disclosure.

On March 14, 2005 Ferro Corporation issued a press release discussing the following items:
1. Unaudited fourth quarter, 2004 financial results
2. First quarter 2005 sales and earnings guidance
3. First Disclosure of first commercial sale of CMP slurry, with potential annual revenue of $30 to $50 million by 2008

A copy of this press release is attached hereto as exhibit 99.1

The Company, today, is further announcing that it will not file its Annual Report on Form 10-K by the deadline specified by the Securities and Exchange Commission. The Company cannot file its Form 10K until the accounting restatement process is completed and financial statements are audited. The Company is endeavoring to complete the restatement process and will file the requisite forms as soon as is practicable.

The information set forth in item 7.01 of this Form 8-K and Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities and Exchange Act of 1934, nor shall it be deemed incorporated by reference in any such filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

March 16, 2005	By:	Hector R. Ortino

Name: Hector R. Ortino
Title: Chairman and Chief Executive Officer

Ferro Corporation

March 16, 2005	By:	Thomas M. Gannon

Name: Thomas M. Gannon
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release